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                                                                    EXHIBIT 23.5

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the reference to our firm under the caption "Experts" in the registration statements (Form S-3 Nos. 33-393572 and 33-97712) and in amendment No. 1 to the registration statements (Form S-3 Nos. 333-3890 and 333-3890-01) and related Prospectuses of Highwoods Properties, Inc. and to the incorporation therein of our report dated February 26, 1996, with respect to the Historical Summary of Gross Income and Direct Operating Expenses for certain properties owned by Towermarc Corporation for the year ended December 31, 1995 included in the Current Report on Form 8-K/A of Highwoods Properties, Inc. dated April 29, 1996, amended on June 3, 1996, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP
Boston, Massachusetts
June 3, 1996